UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2016, the Board of Directors (the “Board”) of Apricus Biosciences, Inc. (the “Company”) approved certain revisions to the existing employment agreements with the Company's senior management team in order to retain and incentivize such individuals to achieve the Company's strategic objectives regarding Vitaros®, Richard W. Pascoe, Chief Executive Officer and Secretary, Brian Dorsey, Senior Vice President, Chief Development Officer, and Neil Morton, Senior Vice President, Chief Business Officer.  Since retaining the senior management team is critical to the Company’s success and the achievement of its key corporate objectives, the Board determined to amend the employment agreements for the aforementioned individuals to: (i) increase the severance benefits upon an involuntary termination in the event of a change of control from 12 months’ salary to 18 months’ salary; (ii) increase the healthcare benefits provided following an involuntary termination within 12 months following a change of control from 12 months to 18 months; and (iii) change the methodology for calculation of the bonus component of the severance payable upon an involuntary termination to correspond to the officer’s target bonus as opposed to an average of the bonuses paid to such officer for prior years. All other material terms and conditions of their existing employment agreements will continue in full force and effect.

The foregoing description of the amendments to the employment agreements is qualified in its entirety by reference to the Amended and Restated Employment Agreement with Mr. Pascoe, the Amended and Restated Employment Agreement with Mr. Dorsey and the Second Amended and Restated Employment Agreement with Mr. Morton, which the Company expects to file as exhibits to its annual report on Form 10-K for the year ending December 31, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: December 23, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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